Exhibit 7.1

MERGER AGREEMENT

MERGING

ZENLABS MERGER SUB, LLC

WITH AND INTO

ZENLEAF, LLC

June 20, 2019

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made and entered into as of the date first above written, by and among ZenLabs Merger Sub, LLC, a California limited liability company (“US Subco”), ZenLabs Holdings Inc., a British Columbia corporation and the sole holder of the membership interests of US Subco (“ZenLabs”), and Zenleaf LLC, a California limited liability company (“Zenleaf”).

WHEREAS, in accordance with Sections 17710.11 to 17710.19, inclusive, of the California Revised Uniform Limited Liability Company Act (the “CRULLCA”), each of Zenleaf and US Subco has determined that it is advisable to merge US Subco with and into Zenleaf and that the separate legal existence of US Subco shall cease and Zenleaf shall continue as the surviving entity (the “Surviving Entity”) on the terms and conditions hereinafter set forth (the “Merger”) in accordance with the applicable provisions of the CRULLCA;

WHEREAS, the Merger constitutes one step in a business combination whereby ZenLabs will acquire Zenleaf in a reverse takeover (the “Transaction”);

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3 hereof), US Subco shall be merged with and into Zenleaf, which shall continue as the Surviving Entity (the “Surviving Entity”) in the Merger, and the separate existence of US Subco shall thereupon cease. The name of the Surviving Entity shall be “Zenleaf LLC”. The Merger shall have the effects set forth in the CRULLCA.

1.2 Certificate of Merger. Contemporaneously with the execution of this Agreement, Zenleaf shall execute a certificate of merger (the “Certificate”) in the form attached hereto as Exhibit A, and, as soon as practicable thereafter, Zenleaf shall file the executed Certificate with the Secretary of State of the State of California in accordance with the CRULLCA.

1.3 Effective Time. The Merger will become effective at such time as the Certificate has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by Zenleaf and ZenLabs in writing and specified in the Certificate in accordance with the CRULLCA (the “Effective Time”).

ARTICLE II

THE SURVIVING ENTITY

2.1 Certificate of Incorporation and Bylaws. The Articles of Organization and the Operating Agreement of Zenleaf in effect immediately prior to the Effective Time shall be the Articles of Organization and Operating Agreement of the Surviving Entity, unless and until altered, amended or repealed in accordance with applicable law.

2.2 Members and Managers. The sole member of the Surviving Entity at and after the Effective Time shall be ZenLabs. The managers of Zenleaf immediately prior to the Effective Time shall be the managers of the Surviving Entity at and after the Effective Time and shall serve in such capacities until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

ARTICLE III

TREATMENT OF SECURITIES

At the Effective Time, by virtue of the Merger and without any action on the part of Zenleaf or US Subco:

3.1 US Subco Units. Each membership unit of each class or series of capital interests of US Subco issued and outstanding, or held in treasury, immediately prior to the Effective Time will be canceled and no consideration shall be issued in respect thereof.

3.2 Zenleaf Units. Each membership unit (“Unit”) of Zenleaf issued and outstanding immediately prior to the Effective Time will be exchanged at the Effective Time for approximately 45.0045 multi voting shares in the capital of ZenLabs. Each whole multiple voting share will initially be convertible into 100 subordinate voting shares in the capital of Zenlabs and each Initial Holder (as defined in the attached special rights and restrictions) will be entitled to 200 votes per multiple voting share. The special rights and restrictions of the multi voting shares and the subordinate voting shares (the “Consideration Shares”) are set forth in Exhibit B of this Merger Agreement. Prior to the listing of the subordinate voting shares of Zenlabs on the Canadian Securities Exchange (the “CSE”), the Consideration Shares issued to each Zenleaf Member will be deposited with an escrow agent and will be subject to the following escrow release conditions: (A) 50% of the Consideration Shares will be released on the first anniversary of the date in which Zenlabs lists the subordinate voting shares on the CSE, and (B) the remaining 50% of the Consideration Shares will be released on the second anniversary of the date in which Zenlabs lists the subordinate voting shares on the CSE.

3.4 Fractional Shares. No fractional ZenLabs shares will be issued or delivered pursuant to the Merger. Any fractional share representing 0.50 or higher of a ZenLabs share will be rounded up to the next whole number and any fractional share representing 0.49 or lower of a ZenLabs share will be rounded down to the next whole number.

ARTICLE IV

TERMINATION

4.1 Termination Prior to Effective Time. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned by appropriate action of Zenleaf or US Subco at any time prior to the Effective Time. In the event of termination and abandonment, this Agreement shall become null and void and have no effect, and there shall be no liability in respect thereof on the part of any parties hereto or their respective directors, shareholders or managers.

ARTICLE V

POST-CLOSING ATTERS

5.1 Post-Closing Matters. Following closing of the Merger:

(a) ZenLabs acknowledges that:

(i) Zenleaf will assign to ZLCA, LLC all of its right, title and interest in and to the property located at 7745 Arjons Drive in the IL-2-1 zone of the Mira Mesa Community Plan and legally described as Lot 25 of Koll Business Center – Miramar Point, according to Map thereof No. 11161, filed February 27, 1985; and

(ii) Zenleaf and ZLCA, LLC will enter into a lease agreement on terms substantially similar to the following:

Rent:	$1.20 sf Triple Net for the initial 6 months;
$1.80 sf Triple Net for the next 6 months;
$2.40 sf Triple Net thereafter subject to a 3% increase per annum;
Term:	5 year initial term with an option to renew for 10 years.
Option:	Option to buy building at USD $12,000,000 during the initial twenty four months of the lease agreement.
Profit:	ZLCA, LLC will receive 30% of the profit of the operations carried out on the property.

ARTICLE VI

MISCELLANEOUS

6.1 Income Tax Treatment. It is intended by the parties to this Merger Agreement that the Merger and the other steps in the Transaction constitute a “reorganization” (the “Intended Tax Treatment”) within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto adopts this Merger Agreement and the other steps in the Transaction as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Unless the parties agree that the Merger and the other steps in the Transaction do not qualify for the Intended Tax Treatment, all of the parties hereto agree to (i) file all tax returns on the basis of treating the Merger and the other steps in the Transaction as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) otherwise report the Merger and the other steps in the Transaction for federal, state and local income tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization. If the parties agree that the automatic conversion of outstanding preferred stock of Zenleaf into common stock of Zenleaf as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and that the Merger and the other steps in the Transaction do not qualify for the Intended Tax Treatment, but that the Merger and the other steps in the Transaction are an integrated transaction and constitute a tax-deferred transaction under Section 351 of the Code, then all of the parties hereto agree to (i) file all tax returns on the basis of treating the Merger as a Section 351 tax-deferred contribution, (ii) otherwise report the Merger for federal, state and local income tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization.

6.2 Taking of Necessary Action. Zenleaf and US Subco shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the or any other applicable laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Zenleaf or US Subco, the managers and sole member of the Surviving Entity are fully authorized in the name of either of Zenleaf or US Subco to take all such lawful and necessary actions.

6.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding concerning the subject matter hereof between the parties hereto.

6.4 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.6 Assignability. Neither this Agreement nor any right or obligation hereunder shall be assignable by any of the parties hereto without the prior written consent of each of the other parties hereto.

6.7 Severability. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

6.8 Notices. Any notice required or permitted to be given under this Agreement or the Promissory Note shall be in writing and may be given by delivering same or mailing same by registered mail or sending same by facsimile, e-mail or other similar form of communication to the following addresses:

ZenLabs:	ZENLABS HOLDINGS INC.
c/o Suite 704, 595 Howe Street
Vancouver, BC V6C 2T5
Email: mike@zenleafca.com

U.S. Subco:	ZENLABS MERGER SUB, LLC
c/o Suite 704, 595 Howe Street
Vancouver, BC V6C 2T5
Email: mike@zenleafca.com

Zenleaf:	ZENLEAF, LLC
Email: mike@zenleafca.com

Any notice so given shall:

(a)	if delivered, be deemed to have been given at the time of delivery;

(a)	if mailed by registered mail, be deemed to have been given on the fourth Business Day after and excluding the day on which it was so mailed, but should there be, at the time of mailing or between the time of mailing and the deemed receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall be only effective if actually delivered; and

(b)	if sent by electronic mail or other similar form of communication, be deemed to have been given or made on the first Business Day following the day on which it was sent.

Any party may give written notice of a change of address in the aforesaid manner, in which event such notice shall thereafter be given to such party as above provided at such changed address.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized representative to execute this Agreement as of the day and year first above written.

ZENLABS holdings inc.

By:	“Michael Boshart”
Name:	Michael Boshart
Title:	Director

ZENLABS MERGER SUB, llc, by its manager, ZenLabs Holdings Inc.

By:	“Michael Boshart”
Name:	Michael Boshart
Title:	Director of ZenLabs Holdings, Inc.

ZENLEAF LLC, by its manager, Michael Boshart

By:	“Michael Boshart”
Name:	Michael Boshart
Title:	Manager

Exhibit A

CERTIFICATE OF MERGER OF

ZENLABS MERGER SUB, LLC,

a California limited liability company

WITH AND INTO

ZENLEAF LLC,

a California limited liability company

Pursuant to Section [____] of the California General Corporation Law, the undersigned limited liability company hereby certifies:

FIRST: The name of the Surviving Entity is Zenleaf LLC, a California corporation, and the name of the corporation being merged into the Surviving Entity is ZenLabs Merger Sub, LLC, a Delaware limited liability company.

SECOND: The Agreement and Plan of Merger dated as of _________, 2019 (the “Merger Agreement”) by and among ZenLabs Merger Sub, LLC, ZenLabs Holdings Inc., a British Columbia corporation and the sole holder of the interests of ZenLabs Merger Sub, LLC, and Zenleaf LLC, has been approved, adopted, certified, executed and acknowledged by Zenleaf LLC and ZenLabs Merger Sub, LLC.

THIRD: Zenleaf LLC, a California limited liability company, will be the name of the Surviving Entity.

FOURTH: The certificate of incorporation of Zenleaf LLC, as in effect immediately prior to the merger, shall be the certificate of incorporation of the Surviving Entity.

FIFTH: The merger is to become effective upon the filing of this Certificate of Merger with the California Secretary of State.

SIXTH: The Merger Agreement is on file at the principal place of business of the Surviving Entity, the address of which is [____________________].

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of any constituent corporation.

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be signed by an authorized person as of _______________, 2019.

Zenleaf LLC,
a California limited liability company

By:
Michael Boshart, Manager

Exhibit B

Special Rights and Restrictions

(See Attached)

PART 25 – SUBORDINATE VOTING SHARES - SPECIAL RIGHTS AND RESTRICTIONS

25.1. Voting Rights.

The registered holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting the registered holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

25.2. Dividends.

The registered holders of Subordinate Voting Shares shall be entitled to receive dividends if and when declared by the directors out of the funds or assets of the Company properly applicable to the payment of dividends. No dividend may be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares.

25.3. Liquidation, Dissolution or Winding-Up.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate rateably with the along with all other holders of Subordinate Voting Shares and of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis)..

25.4. Subdivision or Consolidation.

No subdivision or consolidation of the Subordinate Voting Shares shall occur unless, simultaneously, the Multiple Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

PART 26 – MULTIPLE VOTING SHARES - SPECIAL RIGHTS AND RESTRICTIONS

26.1. Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, an Initial Holder of Multiple Voting Shares will be entitled to two votes in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, and each registered holder of Multiple Voting Shares other than an Initial Holder will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately be converted. For greater certainty, subject to adjustment as set forth in these Articles, each Multiple Voting Share is initially convertible into 100 Subordinate Voting Shares, each Initial Holder is initially entitled to 200 votes per Multiple Voting Share, and each registered holder of Multiple Voting Shares other than an Initial Holder is initially entitled to 100 votes per Multiple Voting Share. For purposes of this Part 26 “Initial Holder” means the initial registered holder of a Multiple Voting Share at the time such Multiple Voting Share was issued.

26.4. Dividends. The registered holders of Multiple Voting Shares shall be entitled to receive dividends if and when declared by the directors out of the funds or assets of the Company properly applicable to the payment of dividends pari passu (on an as-converted basis, assuming the conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends declared and paid on the Subordinate Voting Shares. No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, an equivalent dividend on the Subordinate Voting Shares (on an as-converted basis, assuming the conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio).

26.5. Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and of Subordinate Voting Shares.

26.6. Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

26.7. Conversion. Subject to the Conversion Restrictions set forth in this section (g), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i)	Right to Convert. Subject to Sections 26.7(ii) and (iii), each Multiple Voting Share shall be convertible, at the option of the registered holder thereof, at the office of the Company or any transfer agent for such shares, into that number of fully paid and nonassessable Subordinate Voting Shares (the “Post-Conversion Shares”) as is equal to the Conversion Ratio, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in Section 26.7(vii) and (viii)..

(ii)	Foreign Private Issuer Protection Limitation: The Company will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Accordingly, the Company shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any Multiple Voting Shares, pursuant to Section 26.7 or otherwise, if, and to the extent that, after giving effect to that conversion, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding (the “FPI Protective Restriction”). For purposes of the FPI Protective Restriction, whether Subordinate Voting Shares or Multiple Voting Shares are held of record by U.S. Residents shall be determined in accordance with Rule 3b-4 and 12g3-2(a) of the Exchange Act, as in effect at the time of conversion. The board of directors may by resolution increase the 40% Threshold to an amount not to exceed 50% and, in the event of any such increase, all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.

(iii)	Application of FPI Protective Restriction to Conversion Rights. For purposes of the FPI Protective Restriction, the number of Multiple Voting Shares that may be converted by a US Resident will be pro rated based on the number of Multiple Voting Shares registered in the name of that US Resident as compared to the number of Multiple Voting Shares registered in the name of all US Resident holders of Multiple Voting Shares as a group, each as determined on the last business day of each fiscal quarter of the Company (the “Determination Date”). The number of Multiple Voting Shares that may be converted by a US Resident will be limited such that number of Post-Conversion Shares to be issued upon the exercise of the Conversion Rights may not exceed the lesser of:

(1)	That number of Post-Conversion Shares that the US Resident holder would have been entitled to receive upon exercise of the Conversion Rights without regard to the FPI Protective Restriction; and

(2)	The number of Post-Conversion Shares calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X = The maximum number of Post-Conversion Shares available for issue upon exercise of the Conversion Rights the US Resident holder.

A = The total number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding on the Determination Date.

B = The total number of Subordinate Voting Shares and Multiple Voting held of record, directly or indirectly, by all U.S. Residents on the Determination Date.

C = The total number of Multiple Voting Shares held by the US Resident holder on the Determination Date.

D = The total number of Multiple Voting Shares held by all US Residents on the Determination Date.

For purposes of this subsection 26.7(iii), the Board of Directors of Directors (or a committee thereof) shall designate an officer of the Company to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Company will provide each registered holder of Multiple Voting Shares a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of that holder to exercise the Conversion Rights.

(iv)	Mandatory Conversion. Notwithstanding subsection 26.7(iii), the Company may, but shall not be required, to require the conversion of all, and not less than all, of the Multiple Voting Shares outstanding at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all of the following conditions are satisfied (or otherwise waived by a special resolution of the holders of Multiple Voting Shares):

(A)	the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(B)	the Company is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(C)	the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on any of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange, the Aequitas NEO Exchange or an exchange registered as a “national securities exchange” under Section 6 of the Exchange Act.

To exercise a Mandatory Conversion, the Company shall issue or cause its transfer agent to issue each holder of record of Multiple Voting Shares a Mandatory Conversion Notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such holder. On the record date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(v)	Beneficial Ownership Restriction: The Company shall not effect any conversion of Multiple Voting Shares, and a holder thereof shall not have the right to convert any portion of its Multiple Voting Shares, pursuant to section 26.7 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s Affiliates (each, an “Affiliate” as defined in Rule 12b-2 under the U.S. Exchange Act), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of 9.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the Conversion Notice (the “Beneficial Ownership Limitation”).

For purposes of the foregoing sentence, the number of Subordinate Voting Shares beneficially owned by the holder and its Affiliates shall include the number of Subordinate Voting Shares issuable upon conversion of Multiple Voting Shares with respect to which such determination is being made, but shall exclude the number of Subordinate Voting Shares which would be issuable upon (i) conversion of the remaining, non-converted portion of Multiple Voting Shares beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. In any case, the number of outstanding Subordinate Voting Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including Multiple Voting Shares subject to the Conversion Notice, by the holder or its Affiliates since the date as of which such number of outstanding Subordinate Voting Shares was reported. Except as set forth in the preceding sentence, for purposes of this Section 26.7(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder based on information provided by the Class A Shareholder to the Company in the Conversion Notice.

To the extent that the limitation contained in this Section 26.7(v) applies and the Company can convert some, but not all, of such Multiple Voting Shares submitted for conversion, the Company shall convert Multiple Voting Shares up to the Beneficial Ownership Limitation in effect, based on the number of Multiple Voting Shares submitted for conversion on such date. The determination of whether Multiple Voting Shares are convertible (in relation to other securities owned by the holder together with any Affiliates) and of which Multiple Voting Shares are convertible shall be in the sole discretion of the Company, and the submission of a Conversion Notice shall be deemed to be the holder’s certification as to the holder’s beneficial ownership of Subordinate Voting Shares of the Company, and the Company shall have the right, but not the obligation, to verify or confirm the accuracy of such beneficial ownership.

The holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 26.7(v), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the Conversion Notice and the provisions of this Section 26.7(v) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 26.7(v) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to an Initial Holder of Multiple Voting Shares and any successor holder of Multiple Voting Shares.

(vi)	Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Company shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Section 26.7(xiii).

(vii)	Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(viii)	Adjustments for Distributions. In the event the Company shall declare a distribution to on the outstanding Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection 26.7(viii), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(ix)	Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 26.7 with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section 26.7 (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(x)	No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xi)	Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 26.7, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xii)	Effect of Conversion. All Multiple Voting Shares converted pursuant to this Section 26.7 shall be cancelled and may not be reissued by the Company.

(xiii)	Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation by the Company to the Board of Directors of Directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

26.8. Consent Required for Transfer. No Multiple Voting Shares may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.